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                         October 6, 2022

       Jen-Hsun Huang
       Chief Executive Officer
       NVIDIA Corporation
       2788 San Tomas Expressway
       Santa Clara, CA 95051

                                                        Re: NVIDIA Corporation
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 19,
2022
                                                            File No. 000-23985

       Dear Jen-Hsun Huang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program